UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2006 id-CONFIRM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50489

(Commission File Number)

98-0222930

(I.R.S. Employer Identification Number)

Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400

(Address of principal executive offices, including zip code)

(303) 458-5727

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 15, 2006, Thomas Breen and David Grasch were appointed to our board of directors and Ronald Baird resigned as a director and chairman of the board.

Mr. Breen has more than 25 years of business management knowledge with hands-on experience in positions with full P&L accountability, with more than 20 years in CEO and CFO positions, and five years in public accounting with nationally recognized firms. He brings a practical approach to business with an emphasis on applying strong leadership and problem-solving skills to the business needs of emerging growth companies. He brings experience in corporate acquisitions and divestitures, operations management, evaluating accounting issues and providing external reporting assistance. He is practiced at helping companies achieve their financial, liquidity and growth objectives. Mr. Breen holds a BS in Accounting, and a CPA license.

Mr. Grasch has over twenty years of Fortune 50 experience in the consumer products, financial services, strategic consulting and telecommunications industries. Specifically, he brings Strategic, Financial and Managerial leadership to the Board of Directors. Over his career, David has developed a strategic viewpoint, capable of seeing and communicating the “Big Picture” to customers, employees and shareholders. He offers extensive experience in Sales, Operations Management and Business Development. David earned his Masters of Business Administration from the Johnson Graduate School of Management (JGSM) at Cornell University and his Bachelor of Science – Mathematics from Indiana University.

Our board of directors currently consists of Robert A. Morrison IV, Thomas Breen and David Grasch.

In addition to the changes to our board of directors, we also have changes to our principal officer positions. Effective June 13, 2006 Bonnie McNamara resigned as our Chief Financial Officer. Robert A. Morrison IV, while remaining on our board, has resigned as our Chief Executive Officer, but assumes the position of Chief Technical Officer. This will allow Mr. Morrison to focus on developing and advancing our technology and products as we are moving from proof of concept to commercialization. David Grasch has been appointed as Chief Executive Officer and Tom Breen as President & Chief Operating Officer and interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

id-CONFIRM, INC.

Per:

/s/ Thomas Breen

Thomas Breen

President and Director

Dated: June 16, 2006